Exhibit 10.2

SEPARATION AGREEMENT AND MUTUAL GENERAL RELEASE

This Separation Agreement and Mutual General Release (“Agreement”) is made and entered into by and between Burton A. Goldstein (the “Executive”) and Quest Patent Research Corporation, a Delaware corporation (the “Company”).

WHEREAS, Executive had been employed by the Company since on or about December 1, 1997, and is a party to an Employment Agreement with the Company dated March 1, 2008 (the “Employment Agreement”) and Executive’s employment with the Company was terminated on June 20, 2014 (the “Termination Date”);

WHEREAS, under the terms of the Employment Agreement the Executive was granted five (5) million warrants to purchase the common stock of the Company at an exercise price of $0.004, the warrants vested upon execution of the Employment Agreement and expire on March 1, 2015 (the “2008 Warrants”);

WHEREAS, the Executive claims principal and accrued interest of approximately $12,500 and $13,440 respectively on various loans Executive made to the Company during the period from approximately February 2002 through June 2003 (the “Goldstein Loan”);

WHEREAS, Executive resigned from the Board of Directors of the Company on August 27, 2014 (the “Resignation Date”);

WHEREAS, on August 4, 2014, the Company filed a complaint in the Court of Chancery for the State of Delaware for a declaratory judgment seeking to have the Court declare the Employment Agreement void ab initio (the “Delaware Action”); and

WHEREAS, the parties desire to settle all claims and issues that have, or could have been raised, in relation to the Delaware Action, the Goldstein Loan, the Executive’s employment with, and/or service as a member of the Board of Directors (the “Board”) of the Company and arising out of or in any way related to the acts, transactions or occurrences between Executive and Company to date, including, but not limited to, the Delaware Action, the Goldstein Loan, and the Executive’s employment with, and/or service as a member of the Board of Directors of the Company or the termination of that employment, on the terms set forth herein.

NOW, THEREFORE, for and in consideration of the mutual promises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive, intending to be legally bound, hereby agree as follows:

1.	Definitions. Terms defined in the preamble have their assigned meanings, and the following terms have the meanings assigned to them.

1.1.	“Claims” means any and all legally waivable claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders, liabilities, complaints, controversies and promises of any kind or nature whatsoever, in law or equity, known or unknown, suspected or unsuspected, and whether or not concealed or hidden.

1.2.	“Company Affiliates” means the Company’s direct and indirect subsidiaries, affiliates, companies, divisions, and units.

1.3.	“Company Information” means all Company documentation and data including, without limitation all financial information, accounting records, corporate records, data, materials, papers, books, files, documents, records, reports, memoranda, customer information and lists, marketing information, data base information and lists, mailing lists, shareholder lists, and notes, including but not limited to any property describing or containing any Confidential Information; stamps, seals; and all other property which Executive received, prepared, helped prepare or had prepared by a third party on behalf of Company or at Executive’s direction in connection with and in the course of Executive’s employment with the Company or otherwise in Executive’s possession or control.

1.4.	“Confidential Information” means information related to the business of the Company that is not publicly available including attorney client communications, certain financial information concerning the business of the Company, and proprietary business materials.

1.5.	“Net Revenues of the Company” means, with respect to any calendar year, gross revenues from all Patent Enforcement Proceedings less the cost of all (i) associated attorneys’ fees; (ii) disbursements, distributions or payments to investors under funding agreements; and (iii) distributions to partners with a contractual right to share in the proceeds, such as for example: Allied Standard Limited, The Betting Service Limited, Neil Riches, and Sol Li. To the extent the Company has other revenues from the sale of other products or services not related to or derived from patents, Net Revenues of the Company is hereby further defined to include gross revenues from the sale of any such products or services less the cost of those goods or services sold.

1.6.	“Patent Enforcement Proceedings” means any and all activities related in any way to patents, including, but not limited to, (i) patent licensing; (ii) judgments, settlements and/or agreements related to patents; and (iii) patent sales. This definition of Patent Enforcement Proceedings is intended by the parties to have the broadest possible application.

1.7.	“Qualifying Year” means any calendar year during which Net Revenues of the Company exceed one-million five-hundred thousand dollars (US$1,500,000.00).

1.8.	“Released Parties” means the Company, the Company Affiliates, and associated organizations, past and present, and each of them, as well as its and their trustees, directors, officers, shareholders, agents, attorneys, employees, contractors, insurers, representatives, assigns, and successors, past and present, and each of them.

1.9.	“Separation Date” means the effective date of this Agreement as evidenced by signature of the parties.

1.10.	“Separation Package” has the meaning assigned in Section 4.

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2.	Termination of Employment Agreement; Other Agreements and Plans. Executive and the Company mutually acknowledge and agree that the Employment Agreement is hereby terminated, and that the Employment Agreement, along with any other agreement between the Executive and the Company, are of no further force and effect and are superseded as of the Separation Date. Notwithstanding the foregoing, the Executive shall retain the 2008 Warrants (as defined above) as set forth in Section 4.1 below. All terms and conditions relating to Executive's separation from the Company and the Company's entire obligations with respect thereto shall be as set forth in this Agreement. In addition, and for the avoidance of doubt, this Agreement supersedes any and all agreements set forth in the Employment Agreement and any other agreement between the Company and Executive with respect to compensation and termination of benefits and the Company's obligations with respect thereto, including, but not limited to, annual base salary, cash bonuses, warrants to purchase the stock of the Company, loan repayment obligations, and any other fringe benefits and perquisite programs.

3.	Termination and Resignation. The Executive’s employment with the Company and the Company Affiliates terminated effective as of the Termination Date. The Executive resigned from any and all directorships on the Board of the Company or Company Affiliates as of the Resignation Date. From and after the Separation Date, Executive will not be, and will not hold himself out as, an employee, officer or director of the Company and will not say or do anything purporting to bind the Company. Executive agrees that, given his termination and resignation from the Company, Executive no longer serves in any and all officer, committee and/or director positions, if any, that he held with Company, effective as of the Resignation Date. The Executive understands and agrees that from and after the Resignation Date, he was no longer authorized to incur any expenses, obligations or liabilities on behalf of the Company or the Company Affiliates.

4.	Separation Package. Subject to the provisions detailed in this Section 4, Company agrees to provide Executive with the following Separation Package set forth herein. Executive acknowledges and agrees that this Separation Package is the Executive’s exclusive compensation and remedy with respect to his separation from the Company and that this Separation Package constitutes adequate legal consideration for the promises and representations made by him in this Agreement.

4.1.	Equity Consideration. The Executive shall retain the 2008 Warrants and Company shall provide to Executive an executed warrant grant in the form attached hereto as Exhibit A, dated as of the execution of this Agreement.

4.2.	Cash Consideration.

4.2.1.	Payment. The Company shall pay the Executive the total sum of two-hundred fifty thousand dollars (US$250,000.00) (the “Cash Consideration”) as follows:

Beginning with calendar year 2015, and continuing until the Cash Consideration is paid in full, an amount equal to three and one-quarter percent (3.25%) of Net Revenues of the Company in any Qualifying Year.

For the avoidance of doubt, in the event that the Company's Net Revenues in a specific calendar year total $1,500,000 or less, Executive shall be entitled to be paid the sum of $0.00. If Net Revenues in a specific calendar year total $1,600,000, Executive shall be entitled to be paid the sum of $52,000 ($1,600,000 x 3.25%) for that specific calendar year.

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4.2.2.	Timing of Payment. Payment, if any, under this Section 4.2 shall be made no later than April15th in the year following a Qualifying Year but shall not exceed one-hundred twenty-five thousand dollars (US$125,000.00) in any year payment is made.

5.	No Other Consideration. Executive agrees that Executive will not seek any payment, benefit, compensation or consideration of any kind from Company arising from Executive’s employment with the Company through the Separation Date, or any purported loan to or note obligation of the Company other than as set forth in Section 4. Except as specifically provided for in Section 4, the Executive shall not be entitled to receive any compensation or benefits of employment from the Company or any Company Affiliate following the Separation Date.

6.	Taxes. The Company may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom. The first twelve thousand five hundred dollars (US$12,500) in payments of Cash Consideration provided for in Section 4.2 will be considered a return of principal in relation to the Goldstein Loan and the remaining payments will be reported on an IRS Form 1099 and will not be subject to withholdings or deductions. Executive understands and agrees that the Company is providing him with no representations regarding tax obligations or consequences that may arise from this Agreement and the issuance of the consideration provided for herein, Executive agrees to be solely responsible for the payment of all applicable income, transfer, sales, use and other taxes under federal, state, local or other law, and any other charges of any type or kind which are or may become due and owing by Executive as a result of the payments or transfers or use of property from the Company to the Executive hereunder, without seeking any further payment from the Company

7.	Accounting. For every calendar year beginning with 2014, the Company shall provide the Executive with a detailed written accounting regarding the Net Revenues of the Company for such year. This accounting shall contain information sufficient to calculate the Net Revenues of the Company and shall provide detail about the specific categories set forth in the definition of Net Revenues of the Company as set forth in Section 1.5 above. This Accounting shall be provided by the Company to the Executive within ninety (90) days of the conclusion of the calendar year at issue. The Executive may request additional information about the calculation of Net Revenues of the Company and the Company shall provide such information on a timely basis. In the event that the gross revenues of the Company do not exceed $1,500,000 in a specific calendar year, the Company shall have no obligation to account to Executive during that calendar year provided that the Company has filed its 10K for that calendar year.

8.	Release.

8.1.	Executive does hereby unconditionally, irrevocably and absolutely release, acquit, forever discharge, and agree to hold the Released Parties, and Company does hereby unconditionally, irrevocably and absolutely release, acquit, forever discharge, and agree to hold the Executive, harmless from all Claims related in any way to the transactions or occurrences between them to date and all actions taken by Executive on behalf or relating to the Company, in either case to the fullest extent permitted by law, including, but not limited to, Executive’s employment with the Company, the termination of Executive’s employment with the Company, Executive’s service on the Board, the Goldstein Loan, and all other Claims arising directly or indirectly out of or in any way connected with the Executive’s employment with the Company and service on the Board. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, all claims for reprisal or retaliation under federal or state law, and all claims for attorney’s fees, costs and expenses.

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8.1.1.	For the avoidance of doubt, with respect to the Goldstein Loan, to the extent any valid loan obligation to Executive exists, Executive does hereby unconditionally, irrevocably and absolutely release, acquit, forever discharge, and forgive all principal and accrued interest owed, or claimed to be owed, to Executive by the Released Parties.

8.1.2.	For the avoidance of doubt, with respect to any claim by Executive to accrued compensation under any agreement, or purported agreement, at any time between Executive and the Company, Executive does hereby unconditionally, irrevocably and absolutely release, acquit, forever discharge all such accrued compensation owed, or claimed to be owed, to Executive by the Released Parties.

8.2.	The parties acknowledge that they may discover facts or law different from, or in addition to, the facts or law that they know or believe to be true with respect to the Claims released in this Agreement and agree, nonetheless, that this Agreement and the releases contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

8.3.	The parties declare and represent that they intend this Agreement to be complete and not be subject to any claim of mistake, and that the releases herein express final, full and complete releases, and regardless of the adequacy or inadequacy of the consideration, the parties intend the releases herein to be final and complete. The parties execute these releases with the full knowledge that these releases cover all possible claims between them to date, to the fullest extent permitted by law, except as otherwise provided in this Agreement.

8.4.	The parties expressly waive their right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by either party, or on either party's behalf, related in any way to the matters released herein.

8.5.	The general release and other provisions contained in this Section 8 shall become effective immediately upon execution of this Agreement by the Parties.

8.6.	Notwithstanding paragraphs 8.1 – 8.5 above, the parties do not release and discharge (a) any claim for breach of this Agreement; and any claim that cannot be released by law.

9.	Representations Concerning Legal Actions. Executive represents that, as of the date of this Agreement, he has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Company or any of the other Released Parties in any court or with any governmental agency. Executive further agrees that, to the fullest extent permitted by law, he will not prosecute, nor allow to be prosecuted on his behalf, in any administrative agency, whether state or federal, or in any court, whether state or federal, any claim or demand of any type related to the matters released above, it being the intention of the parties that with the execution of this release, the Released Parties will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Executive related in any way to the matters discharged herein.

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10.	Dismissal of Delaware Action. The Company covenants that within five (5) days of the effective date of this Agreement, the Executive, or counsel for the Executive, and counsel for the Company shall execute and file a stipulation of dismissal, with prejudice, of the Delaware Action.

11.	Cooperation by Executive. The Executive agrees to fully cooperate with the Company in accomplishing the separation and agrees to immediately provide the Corporation—including its auditor, counsel, and/or agent—with any and all books, records, paperwork, documentation, memoranda, etc. requested by the Company in the Executive’s possession, custody or control.

12.	Cooperation by Company. With respect to the 2008 Warrants, in the event the Executive exercises some or all of such warrants, the Company shall take all reasonable and necessary steps in order to ensure that the shares of stock can be issued and shall do so at its own cost and expense.

13.	Return of Company Information. The Executive represents, warrants and covenants that the Executive has returned to the Company (or will return to the Company within five (5) business days of the execution of this Agreement) any and all Company Information in the Executive’s possession or control. The Company agrees to pay the shipping costs in connection with the Executive’s return of such documents.

13.1.	Third Party Possession. To the extent Executive is unable to provide certain Company Information, the Executive shall at the time of execution of this Agreement provide an itemized list, attached as Schedule 1, of all such Company Information, the name and contact information for the party in possession of such information, and the reason Executive is unable to regain possession from the third party.

14.	Confidentiality. Executive acknowledges that, throughout and as an incident to his employment with the Company, the Executive has become acquainted with and received Confidential Information. Accordingly, Executive will not, at any time, reveal, divulge, or make known to any person, firm or corporation any Confidential Information made known to the Executive or of which the Executive has become aware, regardless of whether developed, prepared, devised, or otherwise created in whole or in part by the efforts of the Executive. The Executive further agrees that he will retain all Confidential Information in trust for the sole benefit of the Company, and will not divulge or deliver any Confidential Information to any unauthorized person except as required by the order of any court or similar tribunal or any other governmental body or agency of appropriate jurisdiction. The Executive acknowledges that the Confidential Information is of incalculable value to the Company and is the exclusive property of the Company, and that the Company would suffer irreparable damage if any of the Confidential Information is improperly disclosed or used, and that, therefore, the Company shall be entitled to an injunction, without the posting of any bond or other security, prohibiting Executive from any such disclosure, attempted disclosure, violation or threatened violation. Executive agrees to notify the Company, in writing, at least ten (10) days prior to the response deadline or appearance date (whichever is earlier) for any such court order, subpoena, or notice of deposition issued by the court or investigating agency which seeks disclosure of the information referenced in this section and agrees to cooperate with the Company in obtaining a protective order or such similar protection as the Company may deem appropriate to preserve the confidential nature of such information. The foregoing obligations to maintain the Confidential Information shall not apply to any Confidential Information that is, or without any action by the Executive becomes, generally available to the public.

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14.1.	Regulatory Filings. The Company shall not be prohibited from filing this Agreement and related agreements with the Securities and Exchange Commission and/or other governmental agencies to the extent required by applicable laws or regulations.

15.	No Continuing Relationship. The Executive and the Company acknowledge that any employment, contractual or other relationship between the Executive and the Company terminated as of the Separation Date and that they have no further employment, contractual or other relationship except as may arise out of this Agreement and the Executive’s exercise of the 2008 Warrants. The Executive waives any right or claim to reinstatement as an employee of the Company, and will not seek reelection to the Board of the Company at any time in the future.

16.	No Admission.

16.1.	Executive acknowledges and agrees that this Agreement is not intended by Company to be construed, and will not in any way be construed, in any legal, administrative or other similar proceeding, as an admission by the Company that it has engaged in, or is now engaging in, wrongful conduct with respect to Executive or any other person, or that Executive has any claims whatsoever against Company, and Company specifically disclaims any liability to or wrongful acts against Executive or any other person, on the part of itself, its employees or its agents.

16.2.	Company acknowledges and agrees that this Agreement is not intended by Executive to be construed, and will not in any way be construed, in any legal, administrative or other similar proceeding, as an admission by the Executive that he has engaged in, or is now engaging in, wrongful conduct with respect to Company or any other person, or that Company has any claims whatsoever against Executive, and Executive specifically disclaims any liability to or wrongful acts against Company or any other person, on the part of himself or his agents.

17.	Obligations Regarding Section 16 Reporting. The Executive understands and agrees that the Company will not undertake to file any Forms 4 or 5 or other reports with the Securities and Exchange Commission on his behalf. The Executive further understands and agrees that all responsibility for Section 16 compliance under the Securities Exchange Act of 1934 is his own and that the Company will not have any responsibility or liability with respect to any failure to file (or delinquent filing of) a Form 4 or 5, any violation of Section 16(a) of the Securities Exchange Act of 1934 or any short swing profits under Section 16(b) of that Act.

18.	Unemployment. The Executive expressly acknowledges and agrees he has no claim to, and will not make any claim for, unemployment benefits, from any federal, state, local government agency or private entity, as a result of his prior employment with the Company, his subsequent termination from the Company, and/or this Agreement.

19.	No Representation. The Executive agrees and acknowledges that in executing this Agreement he does not rely and has not relied on any representation or statement by any of the Released Parties or by any of the Released Parties’ agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement.

20.	Consultation with Legal Counsel. Executive expressly acknowledges that, before signing this Agreement:

20.1.	Executive has been given adequate time to decide whether to sign this Agreement, including, without limitation, the waiver and release set forth in Section 8, and Executive does so only after full reflection and analysis;

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20.2.	Executive was advised of his right to consult with legal counsel and/or other advisors selected by Executive regarding the terms and conditions of this Agreement, and that Executive has obtained and considered such legal counsel as he deems necessary;

20.3.	Executive knows and understands the contents of this Agreement;

20.4.	Executive is fully aware of the legal and binding effect of this Agreement; and

20.5.	Executive enters into this Agreement of his own free will, and without any inducement not described in this Agreement, and not under duress or coercion of any nature, with the full intent of releasing any and all Claims as set forth in this Agreement.

21.	Remedies. The Company and/or the Executive shall be entitled to injunctive or other equitable relief to enforce the covenants of this Agreement, such relief to be without the necessity of posting a bond, cash or otherwise, without limiting other possible remedies of the Company and/or the Executive.

22.	No Assignment: The Executive represents that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof or interest therein, and the Executive agrees to indemnify, defend and hold harmless each and all of the Released Parties against any and all disputes based on, arising out of, or in connection with any such transfer or assignment, or purported transfer or assignment, of any claims or any portion thereof or interest therein.

23.	Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given their intended effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable. If, however, a court of competent jurisdiction finds that any release by the Executive in Section 8 above is illegal, void, or unenforceable, the Executive will promptly sign a release, waiver, and/or agreement that is legal and enforceable to the greatest extent permitted by law.

24.	Notice. All notices, requests, demands and other communications hereunder to either party shall be in writing and shall be delivered, either by hand, by electronic may, by facsimile, by overnight courier or by certified mail, return receipt requested, duly addressed as indicated below or to such changed address as the party may subsequently designate:

To the Company:

Jon Scahill, President & CEO

411 Theodore Fremd Ave., Suite 206S, Rye, NY 10580

Email: jscahill@qprc.com

Fax: 800-411-1560

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Copy to attorney for the Company:

Alfred Fabricant, Partner Brown Rudnick LLP

7 Times Square, New York, New York 10036

Email: afabricant@brownrudnick.com

Fax: 212-938-2983

To the Executive:

Burton Goldstein

22 Herb Hill Rd., Glen Cove, NY 11542

Email: brtnglds@yahoo.com

25.	Governing Law and Jurisdiction. This Agreement is made and shall be interpreted, enforced and governed under Delaware law, without regard to conflict of laws principles. Any and all disputes arising out of or relating to this Agreement shall be resolved exclusively in the Delaware Chancery Court, and both the Company and the Executive hereby submit to the personal jurisdiction of that court for purposes of resolving any such disputes.

26.	Counterparts. This Agreement may be executed in one or more counterparts. The execution of a signature page of this Agreement shall constitute the execution of the Agreement, and the agreement shall be binding on each party upon the date of signature, if each party executes such counterpart. A copy, facsimile or electronically transmitted signatures shall be given the same force and effect as original signatures.

27.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Executive and the Company (and the Released Parties) and each party’s respective heirs, representatives, executors, administrators, successors and assigns.

28.	Construction. Throughout this Agreement, nouns, pronouns and verbs will be construed as masculine, feminine, neuter, singular or plural, whichever will be applicable. All references herein to "Sections" will refer to corresponding provisions of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word "including" will mean including without limitation. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

29.	Expenses. Each of the parties hereto shall pay its own fees and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.

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30.	Entire Agreement: This Agreement is intended to and does constitute and contain the entire agreement and understanding concerning: the Executive’s employment with and separation from the Company; the Goldstein Loan; and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. It is agreed that there are no collateral agreements or representations, written or oral, regarding the terms and conditions of the Executive’s employment with and separation from the Company, the Goldstein Loan, and settlement of all claims between the parties other than those set forth in this Agreement. The Executive represents and agrees that no promises, statements or inducements have been made to him which caused him to sign this Agreement other than those which are expressly stated in this Agreement. This is an integrated document and may not be altered except by written agreement signed by an officer designated by the Company, and the Executive.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, AND INTENDING TO BE LEGALLY BOUND, THE PARTIES TO THIS AGREEMENT HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW AND SHALL BE EFFECTIVE AS TO SEPARATE PORTIONS HEREOF ON THE RESPCETIVE DATES SET FORTH BELOW.

QUEST PATENT RESEARCH CORPORATION	BURTON A. GOLDSTEIN

BY: /s/ Jon C. Scahill	BY: /s/ Burton A. Goldstein
Jon Scahill, President & CEO
DATE: October 10, 2014	DATE: October 10, 2014

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